Exhibit 14.1

Because

Code of Business Conduct & Ethics

____________________________

GW’s approach to ensure our corporate Values are maintained throughout our global business.

At GW, our primary purpose is to make a positive and meaningful difference in the lives of patients. All of our actions and decisions should tie back to this most important and yet simple fact…

Patients come first.

GW was founded as a direct response to patient need, and this continues to be our primary driver. Now, as a global group of companies, we are committed to maintaining a world leading position in the field of cannabinoid science in order to develop innovative therapies that improve the lives of patients and their families. Our ongoing success depends on our firm commitment to conduct business according to our Company values of Integrity, Excellence, being Patient Driven, Passionate, Innovative, Collaborative and Accountable in each aspect of our business.

In a fast-paced, cutting-edge and highly-regulated marketplace, we must push ourselves every day to innovate productively and safely. We must continue to be a partner that our patients, the healthcare community, our business partners and shareholders can trust.

Equally, we want our employees to understand and trust that GW is committed to doing the right thing – even when faced with difficult decisions. This Code of Business Conduct and Ethics provides guidance on business standards and practices so that it’s clear what we expect from you and what you should expect from your colleagues. This is just one of the many ways that we continually reinforce our values. Another is our I-CARE approach to ensure that our everyday actions reflect our commitment to:

Integrity

Compliance

Accountability

Respect

Ethics

We must never forget that the people who research, prescribe, recommend, pay for, or use our products have placed their trust in each of us. It is each of our responsibility to guard that trust by applying the principles in this code to all of our business dealings.

We owe it to all of our stakeholders – and to ourselves – to conduct our business with consistently high ethical standards and I encourage you to let me know if you believe we are not living up to them.

/s/ Justin Gover
Justin Gover
Chief Executive Officer

Table of Contents
Integrity	6

Compliance	8
Interactions with Healthcare Professionals	9
Product Quality and Safety	10
Product Promotion	11
Anti-Money Laundering	12
Trade Compliance	12

Accountability	13
Conflicts of Interest	14
Insider Trading	15
Financial and Other Reporting	16
Data Integrity	17
Records Management	17
Careful Communication and Social Media	18

Respect	19
Mutual Respect	20
Diversity and Inclusion	20
Workplace Safety	21
Social Responsibility	21
Modern Slavery	22
Use and Treatment of Animals	22
Data Protection and Privacy	23
Protection of Assets	24
Information Security	25
Responsible Publication	25
Intellectual Property	26

Ethics	27
Gifts and Business Courtesies	28
Preventing Bribery and Corruption	31
Competition and Fair Dealing	31
Responsible Innovation	32
Third Party Management	32

Speak Up	33

Integrity

Integrity is our starting point. It is what drives our

actions and decisions.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

The Code…

Why we have one

At GW, integrity is at the core of how we act and make decisions. We developed the I-CARE approach because we all are accountable for making ethical choices. We are fair, honest, and ethical. This Code walks you through the laws and principles that guide us to conduct business the right way, every day.

How it works

The Code does not detail every single law we must follow, but instead lays a foundation for how we must conduct business in critical areas. This Code covers a range of topics that apply to our day-to-day jobs. Often, we’ll also point to additional policies where you can find more information.

Who must follow it

The Code applies to all of us—no matter our role, no matter where we work. This includes all employees of GW companies, members of senior management, and the board of directors. We also expect external companies and individuals we work with to follow similar principles, as detailed in the GW Code of Conduct for Business Partners.

Why it is important

It is important to follow the Code in all of your business dealings. It is an expectation of how to do your job. Violating these guidelines can result in disciplinary action.

Ask questions if you need guidance. If you see or learn about misconduct, let us know.

If you need to report a concern, you have options:

o  Go to a member of management

o  Call or Email Compliance

o  Use the I-CARE Helpline

www.convercent.com/report

UK: 00-800-1777-9999

US: 1-800-461-9330

o  Call the corporate audit committee hotline

gwpharma@expolink.co.uk

UK: 0800-374199

US: 1-877-533-5310

The Company will not retaliate against you for reporting a concern. For more information about how GW handles reports of ethical misconduct, see the Speak Up section.

Compliance Compliance is a framework to assess whether we’re on the right track and living up to our promises. It is in each of our hands to do business the right way.

Our approach to Compliance is shaped by a few key Guiding Principles. At GW, we:

•   Put patients first.

•   Conduct business fairly, ethically and honestly, in compliance with relevant laws, regulations, and industry standards.

•   Innovate responsibly, productively and safely.

•   Ensure that all interactions with the Healthcare Community are based on a legitimate business need.

•   Communicate in a fair and balanced manner with external stakeholders.

•   Promote teamwork and collaboration across all departments and geographies.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Interactions with Healthcare Professionals (“HCPs”)

Engaging HCPs:

GW may engage HCPs in research or other activities. However, our patient focus requires that any such engagement:

•   Is a legitimate “fee-for-service” arrangement, paid at an approved “fair market value”

•   Follows all local codes of practice

•   Is fully and accurately documented in Company books and records

•   Is not an attempt to inappropriately influence the HCP’s prescribing or purchasing decisions

Learning from the expertise of thought leaders in our fields of interest is critical to our understanding the unmet needs of patients and the healthcare community. Acting with integrity means that our interactions with Healthcare Professionals are always ethical and professional and we comply with all laws that apply to our business. We must ensure that anyone who administers, prescribes, purchases or recommends our products is doing so with the best interest of the patient in mind.

I-CARE means:

o   Understand the local laws, rules and regulations that apply to our interactions with HCPs and comply with them.

o   Engage in legitimate, scientific discussions with HCPs.

o   Provide thorough, accurate, and balanced information about our products.

o   Respect HCPs’ professional judgment. Never attempt to interfere with any prescribing and/or purchasing decisions.

o   Only provide meals, travel, and other items of value when necessary and appropriate to facilitate a business discussion, not to build rapport or relationships.

“I recognize the difference between a legitimate financial arrangement with an HCP and one that’s inappropriate.”

Product Quality and Safety

As a patient-driven organization, the quality and safety of our products are critical. We comply with all laws and regulations that apply to the safety and development of our products, and we report any adverse events or concerns related to our products to pharmacovigilance.

I-CARE means:

o   Put our patients first, recognizing that patient safety cannot be compromised.

o   Manufacture our products to the approved specifications and the required quality standards.

o   Protect all aspects of our product development and production by following the procedures put in place in our Quality System.

o   If you interact with the healthcare community, recognize when you’re hearing a complaint about product’s quality or safety and take appropriate action.

o   Know how to identify an adverse event and how to report it to pharmacovigilance.

Reporting Adverse Events:

When we recognize and report adverse events, we help keep our products safe and fulfill our legal responsibilities. Adverse events can include:

•   Symptom associated with the product

•   Product misuse (e.g., taking a product while pregnant or combining it with another medication)

•   Reports or statements that the product did not work as intended

Remember that even positive benefits should be reported if they are unexpected or not intended.

“I understand that it is better to be safe than sorry. If I hear something about an experience with one of our products that does not sound right, the Company needs to know about it.”

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Product Promotion

Engaging HCPs:

•   The Compliance team is here to help guide the business to make ethical strategic and tactical decisions that help meet patient needs.

•   Policies, guidance, and procedures are put in place to help guide your everyday business—refer to them as often as necessary, or ask your manager or compliance to help navigate tricky situations.

Our patients and the healthcare community rely on us to describe our products thoroughly and accurately so that they can be used appropriately. Our marketing is truthful, balanced, transparent, and never misleading, in keeping with our obligations.

I-CARE means:

o   Only discuss our products in the manner approved for your role.

o   Distribute marketing materials only if they are approved by the Company and in the manner and form intended.

o   If a product has not been approved by the regulatory agency in a country or region, do not promote the product in that location, even if it has been approved in other places.

o   Follow industry codes of practice for the region (e.g PhRMA, EFPIA, ABPI, etc.)

Anti-Money

Laundering

Money laundering is how criminals and terrorists hide the source of illegal funds— and some use legitimate companies to facilitate this. To protect against being involved in money laundering, we  have policies and procedures designed to help detect and prevent it.

I-CARE means:

o   Conduct due diligence before engaging a new customer or vendor.

o   Watch out for red flags, such as transactions using significant amounts of cash.

o   Report any suspicious activity to one of our Compliance Officers right away.

Trade

Compliance

Governments around the world impose trade restrictions to support their economic, strategic, or national security interests. Our products, in their various stages of production, are subject to additional restrictions in many locations. To safely and lawfully provide our products to the patients who need them around the world, we must comply with any trade controls that apply in the areas where we travel or do business.

I-CARE means:

o   Understand how trade restrictions apply to your job responsibilities and comply with them at all times.

o   Provide thorough and accurate information about our products to all relevant authorities.

o   Follow Company procedures and controls, including due diligence procedures, to make sure that you conduct business only with individuals or companies who have not been sanctioned and agree to comply with relevant obligations.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Accountability

Accountability means taking personal responsibility for living up to the Code and doing our part to support the company’s responsibilities. It is operating as a trusted partner that others can rely on.

Conflicts of Interest

Conflicts of interest happen when a personal interest of yours (such as an activity or relationship) starts to conflict with your job duties or responsibilities to the Company. In a highly regulated industry like ours, it is extremely important that we avoid even the appearance of a conflict of interest. The key is to identify and disclose any potential conflicts.

I-CARE means:

o   Act in the Company’s best interests in your work, and pay attention if anything starts to interfere with your ability to do this.

o   Recognize that certain activities or relationships in your personal life can create a conflict with your role at the Company—including the examples mentioned here.

o   If you realize that you may have a conflict of interest, talk to your manager or Compliance as soon as possible and then work with the Company to find the best way to resolve it.

o   If you have a close personal relationship with a potential supplier or vendor, remove yourself from any decision about that business relationship, and let a colleague make it instead.

“I know certain activities or relationships can create a conflict—and that it is my responsibility to disclose any conflicts so they can be resolved.”

Disclosing Conflicts:

Here are some examples of conflicts that you should disclose:

•   Competing Business Opportunities: If you would like to take personal advantage of a corporate opportunity that could be of interest to the Company; or would like to hold a second job that may interfere with your responsibilities here.

•   Personal Relationships & Work: If you work with a family member or close friend, especially if one of you could report to the other. Or if you’re in a position to hire a family member or close friend, whether as an employee, consultant, vendor, or supplier.

•   Financial Interests: If you have a financial interest in a company that competes with or does business with our Company, especially when the Company is privately held or when the ownership interest in a publically held company exceeds 5%.

More often than not, conflicts can be resolved in a way that is fair and makes sense.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Insider Trading

Material Information…

What is it?

Material information refers to information that an investor would find significant when determining whether or not to trade shares of a company. Examples of material information about a company include:

•   Results of important clinical trials

•   Information related to a change in strategic direction

•   Significant changes in a company’s leadership

•   Financial results or major upcoming announcements

•   If you are unsure if you have inside information, you should ask the Company Secretary or the legal department.

At times, you may learn about material, non-public information regarding GW or one of our business partners. It is illegal to trade in securities based on inside information. It is also against the law to provide a stock tip to someone based on inside information. Our Insider Trading Policy strictly prohibits insider trading and outlines additional processes to follow, so check the policy before you trade or tip.

I-CARE means:

o   Know when you have “inside information”— information that, if known, could significantly affect how the market views our Company or performance.

o   Never trade in shares or other securities of the Company, or securities of any of our business partners, if you have material inside information.

o   Never provide a “tip” to someone based on inside information.

o   Pay attention to blackout notices, and don’t trade or tip during that time.

Financial and

Other Reporting

Our Company is required by law to report our financial results and certain other information, including payments to HCPs. As a public company, we also have specific duties to our shareholders. We comply with all applicable reporting requirements, and our senior officers and Finance personnel take their obligations seriously. By demonstrating transparency in our reporting and disclosures, we comply with the law, and hold ourselves accountable to all of our stakeholders and the public at large.

I-CARE means:

o   If you record or report any information at work, do it in a timely way and be accurate and complete.

o   Be transparent and straightforward with internal and external auditors.

o   Never ask someone to record or report information that you know is incorrect, or to circumvent an internal control.

o   If you think a report or financial entry may be inaccurate, incomplete, or misleading report it immediately to the CFO, Compliance, or Legal.

“I am always diligent when reviewing financial documents or entries and I watch out for information that seems incorrect or suspicious.”

Watching for Fraud

Here are some examples of red flags to look out for:

•   Financial results that seem inconsistent with the performance of the underlying business

•   Transactions that do not seem to have an obvious business purpose

•   Requests to circumvent ordinary review and approval procedures

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Data

Integrity

Being a patient-driven organization demands that we are scrupulous in our research and that our data is reliable and accurate.

I-CARE means:

o	Follow our record-keeping practices and ensure that any data you record or capture is complete, consistent, and accurate.
o	Make sure data is stored securely, so as to avoid deterioration or loss.
o	Never alter data, falsify or conceal results, or record information in a way that is designed to mislead.

Records

Management

Any organization has to take steps to control the creation, management, and destruction of Company records to make sure these activities are in line with overall strategic goals and don’t create additional risk. This is especially true in a highly-regulated industry like ours. Our records management policies give us a common set of standards to follow.

I-CARE means:

o	Understand and comply with the Company’s Information Governance policies.
o	Do not discard any records until they have passed the period specified in the Company’s record retention schedule.
o	Carefully follow any instructions from the Legal Department asking you to preserve records relevant to lawsuits or investigations.

Careful Communication and Social Media

At GW, we want our external communications to be fair, balanced, complete, and scientifically accurate. Any time we communicate corporate, scientific, or product information, our communications must be in line with our business strategy and reflect the Company’s mission, vision and values. For this reason, only certain individuals are designated to speak on the Company’s behalf.

I-CARE means:

o   Only a limited number of individuals are authorized to speak publicly for the Company.

o   Recognize that your personal use of social media carries risk for GW, and:

▪   Never post confidential information about the Company or one of our patients or business partners.

▪   Refrain from posting statements about our products unless specifically authorized and approved.

▪   Only use social media for business purposes after prior approval.

▪   Do not create posts or pages that use the Company’s name or our brands or icons in a way that appear to be Company-sanctioned.

▪   Use good judgment and be professional online, whether you are using social media on your own time or the Company’s time.

Protecting Information

Remember:

•   Never make sales or profits forecasts.

•   Never predict regulatory approvals or launch dates.

•   Only communicate data and other information that is already available to the public.

•   If you are not sure if the information has been made public, check with an authorized spokesperson, GW’s press releases, SEC documents, or the corporate website to confirm the information has been released before sharing it.

“I understand that there are certain topics that are always off limits when I am speaking with individuals outside of the Company”

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Respect

Respect helps make us a company we can be proud of. It contributes to an environment where we can be excellent and give our best efforts.

Mutual Respect

We all want to feel respected at work. At GW, we treat one another professionally and courteously—no matter where or with whom we work.

I-CARE means:

o   We treat those around us the way we wish to be treated.

o   We never threaten, bully, or intimidate others.

o   We do not engage in offensive or inappropriate conduct.

o   We speak up if we see someone being mistreated.

“If I was being harassed, or if I saw someone else being harassed, I would not hesitate to report it.”

Understanding

What’s Inappropriate

When we use the word harassment, we are referring to legally prohibited actions that are not welcome and that may cause another person to feel uncomfortable or disrespected. Sometimes it is sexual in nature—like unwelcome advances—but not always.

Harassment can create an unwelcoming and hostile work environment, and it can distract people from doing their best work.

Diversity and Inclusion

We depend on our collaborative sprit. At GW, we value diverse perspectives and viewpoints and provide equal employment opportunities.

I-CARE means:

o   Do not tolerate or participate in unlawful discrimination.

o   Recognize the value that diverse experiences and points of view add to our Company and our ability to achieve excellence.

o   Make employment decisions based on an individual’s credentials and abilities to do a job, not how they look or what they believe.

o   Encourage each other to participate and share different points of view.

“I listen to the varying perspectives around me and never treat someone differently because of the traits that make them unique.”

Avoiding Unfair

Discrimination

The law protects individuals from discrimination based on certain characteristics. Specific criteria differ by location, but the spirit is the same and everyone deserves to be treated with respect. Consult with your local Employee Handbook or Human Resources for detailed information.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Workplace Safety

Acting Responsibly

There may be times and occasions where alcohol is served at business meetings and Company gatherings.

If you attend a work- related event where alcohol is served, use good judgment. Remember that your actions reflect on the Company as a whole.

We all play a part in keeping our workplace safe and healthy. At GW, we comply with all health and safety laws and regulations that promote our safe workplace.

I-CARE means:

o   Follow all environmental, safety and health rules and practices that apply to your activities.

o   Seek to resolve problems without resorting to bullying or violence.

o   Speak up if you see any behavior that may be unsafe or dangerous.

o   Keep a clear head – follow our drug-free workplace policies and do not conduct business while impaired.

“I act responsibly whenever I attend Company events and do not act in a way could put others at risk.”

Social Responsibility

At GW, we believe our continued innovation is good for patients. By developing our products into approved medicines, we contribute to the scientific community and advance options for treatment. We want to do business in a way that respects the rights of humans, animals, individuals, and communities.

I-CARE means:

o   Take care of our communities and those around us to the best of our abilities.

o   Expect those around us to uphold these same commitments.

o   Support patient interests and advocacy groups.

Modern Slavery

GW has set up systems and controls to ensure that slavery and forced labor are not taking place anywhere in our business or supply chains.

We report transparently in this area, consistent with our disclosure obligations under the Modern Slavery Act of 2015. We expect the same from contractors, suppliers and other business partners.

We prohibit the use of forced, compulsory or trafficked labor, or anyone held in slavery or servitude, whether adults or children. We expect our business partners to hold their own suppliers to the same high standard.

Use and Treatment

of Animals

At GW, we do not conduct animal testing, but do require that service providers we work with protect the welfare of the animals in their care.

Scientific principles are employed to ensure that pain and distress is prevented or minimized before, during and after experimental procedures. When designing experiments, the three Rs of animal ethics are followed:

o	Replace or avoid the use of animals where possible.
o	Reduce the number of animals used and maximize the information obtained per animal.
o	Refine experiments to minimize pain and distress and to enhance the welfare of the animal.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Data Protection and Privacy

Protecting

Personal Information

At GW, we comply with all laws that protect personal information, but we also go above and beyond to ensure the trust and best interest of our patients. To safeguard the personal information of our patients, we have special procedures and controls in place:

•   We ensure that access to personal information is secure

•   Those who access personal information must first receive training on how to review and safeguard it appropriately

•   We always confirm that individuals have consented to share their personal information with us

•   If we are collecting information about individuals, we are clear about what we are collecting and why

Personal Information…. What is it?

Personal information is information that can be used to identify an individual. Not all laws define personal information in the same way, but name, Social Security number, telephone number and address are examples of personal information.

GW uses personal information to assess the safety and efficacy of our products, communicate with our customers, pay our employees and other workers, and provide benefits like insurance. We protect personal information to the best of our abilities to comply with the applicable laws and out of respect for the people who entrust us with their information.

I-CARE means:

o   Use personal information only if you have permission to do so and only if it is necessary to do your job.

o   Safeguard personal information at all times and never share it with someone who does not have permission to view it.

o   Access data only in accordance with local laws and Company policies.

o   If you are concerned that personal information has been misused or misplaced, report it immediately.

“I am extremely careful with patient data.”

Protection of Assets

Our assets enable us to be innovative and to develop the best products for our patients and for the market. We must work together to safeguard Company assets and protect them from theft and misuse, whether it is our building and offices, financial assets, IT systems and networks, or our confidential information.

I-CARE means:

o   Keep our  workplace secure at all times. Wear your security badge in accordance with policy and report any suspicious visitors.

o   Protect our confidential information and any  confidential information that other people or companies have shared with us.

o   Only send confidential information to parties that have approval to receive and review it.

“I treat confidential information about the Company and our patients with the utmost care and make sure it remains protected.”

Protecting

Confidential Information

There are some common practices we should all remember when working with confidential information:

•   Never leave confidential information in a public place where it can be reviewed by the wrong person, such as on a common printer, the top of your desk or on a conference room table

•   Don’t discuss confidential information in a public place where you could be overheard

•   Make sure that only those who have the appropriate reason and approval gain access to confidential information

•   If you receive confidential information that is not intended for you, report if immediately

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Information

Security

Cybersecurity is a serious risk for any company. Hackers, thieves, viruses, and worms can cause serious harm, sometimes in an instant. We need to take precautions, follow Company information security instructions, and avoid activities that could compromise our systems or networks.

I-CARE means:

o   Treat Company-issued property with the utmost care. Protect all mobile phones, laptops, or other pieces of Company property at all times.

o   Don’t visit external websites or use third-party software or apps that are inappropriate, illegal, or not approved by the Company.

o   Follow all policies and procedures for securing your personal devices. For example, keep devices locked and safe when not in use and use strong passwords.

o   Use good judgment if using a Company-issued device for personal reasons. Make sure that your use does not put the Company in a bad position or interfere with your job responsibilities.

o   Inform IT immediately if you suspect you or someone else may have inadvertently put the company’s systems at risk. Actions can be taken to protect the Company if we are quick to act.

Responsible

Publication

Publishing research is a key part of innovating our products and contributing to the scientific community. We support the publication of meaningful results that advance the science for our innovative medicines in a timely and appropriate manner, whatever the outcome.

I-CARE means:

o   Disclose research results in a timely manner, even when they are negative.

o   Confirm the accuracy of your data before you publish, and never misrepresent or suppress data.

o   Protect any confidential or personal information from publication. Never use the proprietary information of a third party.

o   Secure all intellectual property rights before publication.

o   Follow the International Committee of Medical Journalism Editors (ICMJE)’s recommendations on authorship.

Intellectual Property

We depend on our collaborative sprit. At GW, we value diverse perspectives and viewpoints and provide equal employment opportunities.

I-CARE means:

o   If you are involved in R&D, document your discoveries so they can be properly protected.

o   Recognize that anything you invent at work belongs to GW.

o   Only distribute or circulate copyrighted materials with the appropriate license.

o   If you think our intellectual property is being misused or used in a way that might threaten our rights to it, tell the Company immediately.

Intellectual

Property... What is it?

When we talk about intellectual property, we are talking mainly about our ideas—inventions or creations that we come up with to drive our business forward. These ideas take the form of patents, plant variety rights, trade secrets, copyrights, and similar methods of legal protection.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Ethics

Our ethics drive our choices and decisions. It is doing business the right way, every day.

Gifts and

Business Courtesies

Appropriate business gifts and courtesies, such as meals, can help build relationships and understanding among business partners. However, gifts and courtesies should never compromise, or appear to compromise, our ability to make objective and fair business decisions or influence the use of our products.

I-CARE means:

o	Always use good judgment when it comes to giving and receiving gifts and business courtesies.
o

Never accept or offer gifts or courtesies that could impact your ability to be fair and objective. Report all gifts from vendors you work with in accordance with the Company’s policy on preventing bribery and corruption.

o	Even appropriate gifts or courtesies must be modest in nature and not offered frequently.
o

Recognize there are strict rules around providing gifts or courtesies to Health Care Professionals (HCPs), and government employees; always check the applicable company policy before offering anything of value.

“I think carefully about all gifts and business courtesies and avoid offering or accepting something that could compromise my judgment.”

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Using Gifts and

Entertainment Appropriately

Before offering or accepting gifts and entertainment:

•   REMEMBER: We may NEVER exchange gifts or entertainment with HCPs or Government Officials

•   Make sure that the gift or entertainment is in line with common business practices in the industry and specific location

•   Make sure that the value of the gift is modest and make sure that you don’t give gifts or exchange entertainment regularly with the same individual or entity

•   Make sure that the gift or entertainment does not violate the law

•   Be sensitive to the gift policies of the recipient and make sure that any exchange is consistent with those policies

Remember:

If the Company does not permit a gift, you are also prohibited from purchasing that gift on your own, even if you do not seek reimbursement.

Gifts... What is Allowed?

And What is Not Allowed?

•   A modest meal to discuss business is not a gift and is generally permissible, even with most HCPs

There are certain types of gifts or business courtesies that are usually OK between non-HCP business partners. For example:

•   Promotional items such as calendars or mugs with the company name

•   Tickets to a regular season sporting game or to a reasonably priced concert or musical venue

There are certain types of gifts or business gratuities that are NEVER OK. These include:

•   Cash or cash equivalents

•   Lavish travel, such as a stay at a luxury hotel

•   Tickets to extremely sought-after events where tickets are expensive and almost impossible to get

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Preventing Bribery

and Corruption

At GW, we have a zero-tolerance policy for bribery in our business, no matter where we are working and no matter what local practice or custom dictates. There are many laws that prohibit bribery around the globe. We comply with all of these laws. We do not offer or give anything of value to anyone to influence a business decision, whether directly or indirectly. This same principle applies to all third parties who work on our behalf.

I-CARE means:

o   Never offer anything of value in an attempt to sway a business decision.

o   Record all payments and transactions accurately and in accordance with policies and procedures—Never try to cover-up or hide a payment.

o   Supervise the work of third parties carefully. Always make sure that those who conduct work on our behalf stay true to our principles and commitments.

Competition and

Fair Dealing

Part of conducting business the right way means earning business the right way and competing fairly at every turn. At GW, we earn our business through the excellence and innovation of our products. We comply with all competition laws that apply to our business.

I-CARE means:

o   Understand how the competition rules apply to your job at GW.

o   Never discuss prices or pricing strategieswith competitors.

o   Never make agreements with competitors that could harm our patients or the healthcare system.

o   Do not make unfair or unfounded statements about our competitors or their products.

o   Be fair when gathering information about competitors. Use information gathered from public sources and never in violation of a confidentiality agreement.

o   Do not make unapproved comparative claims about a competitor’s product.

Responsible

Innovation

The safety of our patients is our highest priority. When patients participate in clinical trials, they help us develop the best products for those who need them most. This is what we are most passionate about. We comply with all laws that govern clinical trials and do everything within our power to ensure participants’ safety and well-being.

Science and compassion drive our developmental process. We review all requests for access to our investigational products on a case-by-case basis, taking into account the patient’s medical needs.

I-CARE means:

o   Comply with all laws that apply to clinical trials.

o   Ensure that all clinical trials are properly controlled and that we have received appropriate consent from all participants.

o   Select investigators based solely on whether they have the necessary experience, knowledge and expertise, and select investigator sites based solely on whether they have the necessary infrastructure and resources.

o   Review requests  for access to our investigational products outside of a clinical trial in a fair  and compassionate manner, with patient safety as the primary consideration.

Third Party

Management

At GW, we deal responsibly and ethically with all of our business partners, including our vendors and suppliers. We choose to work with companies for the right reasons—because they bring valuable products and services to us and to our patients and because they do so in accordance with the same principles we uphold.

I-CARE means:

o   Always follow policies and procedures when choosing and conducting business with our suppliers and business partners.

o   Grant business and choose suppliers based on  the needs of our  business.

o   Do not accept favors from vendors or suppliers who are looking to do business with us.

o   Choose suppliers who have a reputation for good and ethical business practices.

o   Safeguard any confidential information of our  suppliers and business partners and make sure that our  suppliers honor this same commitment.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Speak Up…

Because I-CARE

Caring about integrity means we are passionate about doing the right thing, even when faced with a difficult choice.

It means we play by the rules, are fair and honest, and ask questions if we need guidance.

Because it is the right thing to do

You play an important role in living out our value of excellence, and working to meet the high standards we all share.

Speak up any time you have a concern about ethical misconduct. It is not an easy thing to do, but it is the right thing to do. Every time.

Because you will not be mistreated

We depend on honest reporting. This is how we can identify when things have gone off track and keep the Company accountable.

Our Company strictly prohibits retaliation, including discrimination, disciplinary action, or penaltiesa for having the courage to speak up.

GW Pharmaceuticals Code of Business Conduct & Ethics  |  Integrity

Speak Up…

Because you will be heard

Being innovative means we challenge ourselves to find better approaches. Being collaborative means we accomplish more working together.

When you speak up, we will listen.

If you have a question or are concerned about ethical misconduct, contact one of our compliance resources immediately. You can:

o	Tell your manager
o	Call or email Compliance
o	Contact the I-CARE Helpline by phone or web intake

www.convercent.com/report

UK: 00-800-1777-9999

US: 1-800-461-9330

Any time we receive a report, the Company will gather information to determine whether or not to conduct an investigation. We will do whatever possible to keep all information related to your report confidential, to the extent the law and circumstances allow.

Because you can make a difference

Being patient-driven means our patients motivate everything we do.

Speaking up can make a huge difference – for the Company and even for the individuals involved. Sometimes when an employee raises a concern early in the game, we are able to prevent misconduct before it even happens.

Values that are woven into the fabric of how we operate
GW Values

patient driven patients motivate everything we do

passionate we are here to change lives

innovative we challenge ourselves to find new and better approaches collaborative we accomplish more through working together

accountable we take responsibility and deliver on our commitments integrity we are fair, honest, and ethical

excellence we strive to work to the highest standards